Exhibit 10.3 Amended and Restated Employment Agreement between Flushing Bank and Maria A. Grasso

FLUSHING BANK
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) entered into as of July 15, 2013, by and between Flushing Bank, a commercial bank organized and existing under New York State law and having its executive offices at 1979 Marcus Avenue, Suite E140, Lake Success, New York 11042 (the “Bank”), and Maria A. Grasso, residing at (address) (“Officer”).

W I T N E S S E T H:

WHEREAS, the Bank and the Officer are parties to an Employment Agreement dated as of May 1, 2006 and amended and restated on December 5, 2008 (the “Original Employment Agreement”); and

WHEREAS, the Bank considers the availability of the Officer’s services to be important to the successful management and conduct of the Bank’s business and desires to secure for itself the availability of her services; and

WHEREAS, for purposes of securing for the Bank the Officer’s services, the Board of Directors of the Bank (“Board”) has authorized the proper officers of the Bank to enter into an employment agreement with the Officer on the terms and conditions set forth herein; and

WHEREAS, the Officer is willing to make her services available to the Bank on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the Bank and the Officer hereby agree as follows:

Section 1.	Employment.

The Bank hereby agrees to employ the Officer, and the Officer hereby agrees to accept such employment, during the period and upon the terms and conditions set forth in this Agreement.

Section 2.	Employment Period.

(a)           Except as otherwise provided in this Agreement to the contrary, the terms and conditions of this Agreement shall be and remain in effect during the period of employment (“Employment Period”) established under this section 2.  The Employment Period under this Amended and Restated Employment Agreement shall be for a term commencing on the date hereof and ending on November 21, 2015, plus such extensions as are provided pursuant to section 2(b) of this Agreement.

(b)           On or as of July 1, 2014, and on or as of each July 1 thereafter, the Employment Period shall be extended for one additional year if and only if the Board shall have authorized the extension of the Employment Period prior to July 1 of such year and the Officer shall not have notified the Bank prior to July 1 of such year that the Employment Period shall not be so extended.  If the Board shall not have authorized the extension of the Employment Period prior to July 1 of any such year, or if the Officer shall have given notice of nonextension to the Bank prior to July 1 of such year, then the Employment Period shall not be extended pursuant to this section 2(b) at any time thereafter and shall end on the last day of its term as then in effect.

(c)           Upon the termination of the Officer’s employment with the Bank, the extensions provided pursuant to section 2(b) shall cease (if such extensions have not previously ceased).

(d)           Notwithstanding anything herein to the contrary, the Employment Period shall end and the Officer’s employment with the Bank shall terminate on the date on which the Officer’s employment with Flushing Financial Corporation terminates.

Section 3.	Title and Duties.

On the date on which the Employment Period commences, the Officer shall hold the position of Executive Vice President/Chief Operating Officer and Corporate Secretary of the Bank.  During the Employment Period, the Officer shall:  (a) devote her full business time and attention (other than during weekends, holidays, vacation periods and periods of illness or approved leaves of absence) to the business and affairs of the Bank and use her best efforts to advance the Bank’s interests, including reasonable periods of service as an officer and/or board member of trade associations, their related entities and charitable organizations; and (b) perform such reasonable additional duties as may be assigned to him by or under the authority of the Board.  The Officer shall have such authority as is necessary or appropriate to carry out her duties under this Agreement.

Section 4.	Compensation.

In consideration for services rendered by the Officer under this Agreement:

(a)           The Bank shall pay to the Officer a salary at an annual rate equal to the greater of (i) $467,573 or (ii) such higher annual rate as may be prescribed by or under the authority of the Board (the “Current Salary”).  The Officer will undergo an annual salary and performance review on or about January 1 of each year commencing in 2014.  The Current Salary payable under this section 4 shall be paid in approximately equal installments in accordance with the Bank’s customary payroll practices.

(b)           The Officer shall be eligible to participate in any bonus plan maintained by the Bank for its officers and employees.

Section 5.	Employee Benefits and Other Compensation.

(a)           Except as otherwise provided in this Agreement, the Officer shall, during the Employment Period, be treated as an employee of the Bank and be entitled to participate in and receive benefits under the Bank’s employee benefit plans and programs, as well as such other compensation plans or programs (whether or not employee benefit plans or programs), as the Bank may maintain from time to time, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and with the Bank’s customary practices.

(b)           The Bank shall provide the Officer with a suitable automobile for use in the performance of the Officer’s duties hereunder and shall reimburse the Officer for all expenses incurred in connection therewith in accordance with Bank policies (but in no event later than the last day of the calendar year next following the calendar year in which the expenses were incurred).

(c)           The Officer shall be entitled, without loss of pay, to vacation time in accordance with the policies periodically established by the Board for senior management officials of the Bank, which shall in no event be less than four weeks in each calendar year.  Except as provided in section 7(b), the Officer shall not be entitled to receive any additional compensation from the Bank on account of her failure to take a vacation, nor shall she be entitled to accumulate unused vacation from one calendar year to the next except to the extent authorized by the Board for senior management officials of the Bank.

Section 6.	Working Facilities and Expenses.

The Officer’s principal place of employment shall be at the offices of the Bank in Nassau County or Queens County, New York or at such other location upon which the Bank and the Officer may mutually agree.  The Bank shall provide the Officer, at her principal place of employment, with a private office, stenographic services and other support services and facilities consistent with her position with the Bank and necessary or appropriate in connection with the performance of her duties under this Agreement.  The Bank shall reimburse the Officer for her ordinary and necessary business expenses, including, without limitation, travel and entertainment expenses, incurred in connection with the performance of her duties under this Agreement, upon presentation to the Bank of an itemized account of such expenses in such form as the Bank may reasonably require.  Such reimbursements shall be made in accordance with Bank policies (but in no event later than the last day of the calendar year next following the calendar year in which the expenses were incurred).

Section 7.	Termination with Bank Liability.

(a)           In the event that the Officer’s employment with the Bank shall terminate during the Employment Period on account of:

(i)           the Officer’s voluntary resignation from employment with the Bank within one year following an event that constitutes “Good Reason,” which is defined as:

(A)           the failure of the Bank to elect or to reelect the Officer to serve as its Executive Vice President/Chief Operating Officer and Corporate Secretary, or such other position as the Officer consents to hold;

(B)           the failure of the Bank to cure a material adverse change made by the Bank in the Officer’s functions, duties, or responsibilities in her position with the Bank within sixty days following written notice thereof from the Officer;

(C)           the failure of the Bank to maintain the Officer’s principal place of employment at its offices in Nassau County or Queens County, New York or at such other location upon which the Bank and the Officer may mutually agree;

(D)           the failure of the Board to extend the Employment Period within the times provided in section 2(b); provided, however, that such failure shall not constitute Good Reason until the earlier of 30 days after any determination by the Board that the Employment Period shall not be so extended or August 1 of such year;

(E)           the failure of the Bank to cure a material breach of this Agreement by the Bank within sixty days following written notice thereof from the Officer; or

(F)           after a Change of Control (as defined in Section 10), the failure of any successor company to the Bank to assume this Agreement.

(ii)           the discharge of the Officer by the Bank for any reason other than (A) for “Cause” as defined in section 8(b) or (B) the Officer’s death or “Disability” as defined in section 9(a); or

(iii)           the Officer’s voluntary resignation from employment with the Bank for any reason within the sixty day period commencing six months following a Change of Control as defined in section 10;

then the Bank shall provide the benefits and pay to the Officer as liquidated damages the amounts provided for under section 7(b).

(b)           Upon the termination of the Officer’s employment with the Bank under circumstances described in section 7(a), the Bank shall pay and provide to the Officer:

(i)           her earned but unpaid Current Salary as of the date of termination, plus an amount representing any accrued but unpaid vacation time and floating holidays, which amounts shall be paid within thirty days of termination; and her earned but unpaid bonus for the year prior to the year of termination, which shall be paid at the same time as bonuses for such year are paid to active employees;

(ii)           (A) if the Officer’s termination of employment occurs after a Change of Control, a pro rata portion of her bonus for the year of termination, determined by multiplying the amount of the bonus earned by the Officer for the preceding calendar year by the number of full months of employment during the year of termination, and dividing by 12, which amount shall be paid within thirty days of termination; or (B) if the Officer’s termination of employment occurs prior to a Change of Control, a pro rata portion of her bonus for the year of termination, determined by multiplying the amount of the bonus which would have been earned by the Officer for the year of termination if she had remained in employment through the end of the year (but only to the extent of achievement of the applicable performance standards for such year) by the number of full months of employment during the year of termination, and dividing by 12, which amount shall be paid at the same time as bonuses for such year are paid to active employees;

(iii)           the benefits, if any, to which she is entitled as a former employee under the Bank’s employee benefit plans and programs and compensation plans and programs, which shall be paid in accordance with the terms of such plans and programs;

(iv)           continued health and welfare benefits (including group life, disability, medical and dental benefits), in addition to that provided pursuant to section 7(b)(iii), to the extent necessary to provide coverage for the Officer for the Severance Period (as defined in section 7(c)).  Such benefits shall be provided through the purchase of insurance, and shall be equivalent to the health and welfare benefits (including cost-sharing percentages) provided to active employees of the Bank (or any successor thereof) as from time to time in effect during the Severance Period.  Where the amount of such benefits is based on salary, they shall be provided to the Officer based on the highest annual rate of Current Salary achieved by the Officer during the Employment Period.  If the Officer had dependent coverage in effect at the time of her termination of employment, she shall have the right to elect to continue such dependent coverage for the Severance Period.  The benefits to be provided under this paragraph (iv) shall cease to the extent that substantially equivalent benefits are provided to the Officer (and/or her dependents) by a subsequent employer of the Officer;

(v)           if the Officer is age 55 or older at the end of the Severance Period, she shall be entitled to elect coverage for herself and her dependents under the Bank’s retiree medical and retiree life insurance programs.  Such coverage, if elected, shall commence upon the expiration of the Severance Period, without regard to whether the Officer commences her pension benefit at such time, and shall continue for the life of each of the Officer and her spouse and for so long as any of her other covered dependents, remain eligible.  The coverage and cost-sharing percentage of the Officer and her dependents under such programs shall be those in effect under such programs on the date of the Officer’s termination of employment with the Bank, and shall not be adversely modified without the Officer’s written consent;  and

(vi)           within thirty days following her termination of employment with the Bank, a cash lump sum payment in an amount equal to the Current Salary and bonus that the Officer would have earned pursuant to sections 4(a) and 4(b), respectively, if she had continued working for the Bank for the Severance Period (basing such bonus on the highest bonus, if any, paid to the Officer by the Bank under section 4(b) within the three-year period prior to the date of termination.

The lump sum payable pursuant to clause (vi) of this section 7(b) is to be paid in lieu of all other payments of Current Salary and bonus provided for under this Agreement relating to the period following any such termination and shall be payable without proof of damages and without regard to the Officer’s efforts, if any, to mitigate damages.  The Bank and the Officer hereby stipulate that the damages which may be incurred by the Officer following any such termination of employment are not capable of accurate measurement as of the date first above written and that the payments and benefits provided under this section 7(b) are reasonable under the circumstances as a combination of liquidated damages and severance benefits.  The Officer shall not be entitled to any payment under this Agreement to make up for benefits that would have been earned under the Bank’s Retirement Plan, 401(k) Savings Plan, and Supplemental Savings Incentive Plan (SSIP), and the Flushing Financial Corporation (“Holding Company”) 2005 Omnibus Incentive Plan had she continued working for the Bank for the Severance Period.

(c)           For purposes of section 7, the Severance Period means a period of 24 months.

Section 8.	Termination for Cause or Voluntary
Resignation Without Good Reason.

(a)           In the event that the Officer’s employment with the Bank shall terminate during the Employment Period on account of:

(i)           the discharge of the Officer by the Bank for Cause; or

(ii)           the Officer’s voluntary resignation from employment with the Bank for reasons other than those constituting a Good Reason;

then the Bank shall have no further obligations under this Agreement, other than (A) the payment to the Officer of her earned but unpaid Current Salary as of the date of the termination of her employment, which amounts shall be paid within thirty days of termination; and (B) the provision of such other benefits, if any, to which she is entitled as a former employee under the Bank’s employee benefit plans and programs and compensation plans and programs, which shall be paid in accordance with the terms of such plans and programs.

(b)           For purposes of this Agreement, the term “Cause” means the Officer’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.

Section 9.	Disability or Death.

(a)           The Officer’s employment with the Bank may be terminated for “Disability” if the Officer shall become disabled or incapacitated during the Employment Period to the extent that she has been unable to perform the essential functions of her employment for 270 consecutive days, subject to the Officer’s right to receive from the Bank following her termination due to Disability the following percentages of her Current Salary under section 4 of this Agreement:  100% for the first six months, 75% for the next six months and 60% thereafter for the remaining term of the Employment Period (less in each case any benefits which may be payable to the Officer under the provisions of disability insurance coverage in effect for Bank employees), which shall be paid in accordance with the Bank’s customary payroll practices.  In addition, the Officer shall receive a cash lump sum equal to her earned but unpaid bonus for the year prior to the year of termination, which shall be paid at the same time as bonuses for such year are paid to active employees.

(b)           In the event that the Officer’s employment with the Bank shall terminate during the Employment Period on account of death, the Bank shall promptly (but in any event within ninety days of the date of death) pay the Officer’s designated beneficiaries or, failing any designation, her estate a cash lump sum payment equal to her earned but unpaid Current Salary.  In addition, the Bank shall pay the Officer’s designated beneficiaries or, failing any designation, her estate her earned but unpaid bonus for the year prior to the year of termination, which shall be paid at the same time as bonuses for such year are paid to active employees.

(c)           In the event of the Officer’s termination of employment on account of death or Disability prior to a Change of Control, the Compensation Committee of the Bank may, in its sole discretion, award the Officer a bonus for the year of termination, in an amount determined by such Committee either at the time of termination of employment or at the time bonuses to active employees are awarded, in which case the Bank shall pay such bonus to the Officer or, in the event of death, her designated beneficiaries or estate, as the case may be, promptly (but in any event within thirty days) after it is awarded.  In the event of the Officer’s termination of employment on account of death or Disability after a Change of Control, the Bank shall promptly (but in any event within thirty days after termination) pay the Officer or, in the event of death, her designated beneficiaries or estate, as the case may be, a pro rata portion of her bonus for the year of termination, determined by multiplying the amount of the bonus earned by the Officer for the preceding calendar year by the number of full months of employment during the year of termination, and dividing by 12.

Section 10.	Change of Control.

For purposes of this Agreement, the term “Change of Control” means:

(a)           the acquisition of all or substantially all of the assets of the Bank or Flushing Financial Corporation (“Holding Company”) by any person or entity, or by any persons or entities acting in concert;

(b)           the occurrence of any event if, immediately following such event, a majority of the members of the Board of Directors of the Bank or the Holding Company or of any successor corporation shall consist of persons other than Current Members (for these purposes, a “Current Member” shall mean any member of the Board of Directors of the Bank or the Holding Company as of July 18, 2000 and any successor of a Current Member whose nomination or election has been approved by a majority of the Current Members then on the Board of Directors);

(c)           the acquisition of beneficial ownership, directly or indirectly (as provided in Rule 13d-3 of the Securities Exchange Act of 1934 (the “Act”), or any successor rule), of 25% or more of the total combined voting power of all classes of stock of the Bank or the Holding Company by any person or group deemed a person under Section 13(d)(3) of the Act; or

(d)           approval by the stockholders of the Bank or the Holding Company of an agreement providing for the merger or consolidation of the Bank or the Holding Company with another corporation where the stockholders of the Bank or the Holding Company, immediately prior to the merger or consolidation, would not beneficially own, directly or indirectly, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of the total combined voting power of all classes of stock of the surviving corporation.

Section 11.	No Effect on Employee Benefit
Plans or Compensation Programs.

Except as expressly provided in this Agreement, the termination of the Officer’s employment during the term of this Agreement or thereafter, whether by the Bank or by the Officer, shall have no effect on the rights and obligations of the parties hereto under the Bank’s employee benefit plans or programs or compensation plans or programs (whether or not employee benefit plans or programs) that the Bank may maintain from time to time.

Section 12.	Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon the Officer, her legal representatives and estate or intestate distributees, and the Bank and its successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Bank may be sold or otherwise transferred.

Section 13.	Notices.

Any communication to a party required or permitted under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Officer:

Maria A. Grasso
(address)

If to the Bank:

Flushing Bank
1979 Marcus Avenue, Suite E140
Lake Success, New York  11042
Attention:  Secretary of the Bank

Section 14.	Severability.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

Section 15.	Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition.  A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought.  Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 16.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 17.	Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with (i) the laws of the State of New York, without reference to conflicts of law principles, and (ii) Federal law, to the extent such law preempts New York law.

Section 18.	Headings.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.  Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

Section 19.	Entire Agreement; Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, including the Employment Agreement dated as of May 1, 2006, as amended and restated on December 8, 2008, by and between the Bank and the Officer.  No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

Section 20.	Funding.

The Bank may elect in its sole discretion to fund all or part of its obligations to the Officer under this Agreement; provided, however, that should it elect to do so, all assets acquired by the Bank to fund its obligations shall be part of the general assets of the Bank and shall be subject to all claims of the Bank’s creditors.

Section 21.	Regulatory Action.

(a)           Notwithstanding any other provision of this Agreement to the contrary, this Section 21 shall apply at all times during the Employment Period.

(b)           If the Officer is suspended and/or temporarily prohibited from participating in the conduct of the affairs of the Bank by a notice served under 12 U.S.C. 1818(e)(3) and (g)(1), the Bank’s obligations to the Officer under this Agreement shall be suspended as of the date of such service unless such service is stayed by appropriate proceedings.  If the charges in such notice are dismissed, the Bank shall (i) pay the Officer all of the compensation withheld while the Bank’s obligations under this Agreement were so suspended, and (ii) reinstate in whole any of its obligations to the Officer which were suspended.

(c)           If the Officer is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Bank to the Officer under this Agreement shall terminate as of the effective date of the order, other than vested rights of the parties accrued as of such effective date, which shall not be affected.

(d)           If the Bank is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations of the Bank under this Agreement shall terminate as of the date of such default, but this Section 21(d) shall not affect any vested rights of the Officer accrued as of such date of default.

(e)           All obligations of the Bank under this Agreement shall be terminated, except to the extent it is determined by the appropriate banking regulator that continuation of the Agreement is necessary to the continued operation of the Bank, (i) at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) at the time the appropriate banking regulator approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the appropriate banking regulator to be in an unsafe or unsound condition; provided, however, that this Section 21(e) shall not affect any vested rights of the Officer accrued as of such date of termination.

(f)           Any payments made to the Officer pursuant to this Agreement or otherwise are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder.

Section 22.                      Compliance with Code Section 409A.

(a)           Notwithstanding the provisions of sections 7, 8 and 9, if the Officer is a specified employee within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), as determined by the Board in accordance with the election made by the Bank for determining specified employees, any amounts payable under sections 7, 8 or 9 (and any other payments to which the Officer may be entitled) which constitute “deferred compensation” within the meaning of Section 409A and which are otherwise scheduled to be paid during the first six months following the Officer’s termination of employment (other than any payments that are permitted under Section 409A to be paid within six months following termination of employment of a specified employee) shall be suspended until the six-month anniversary of the Officer’s termination of employment (or the Officer’s death if sooner), at which time all payments that were suspended shall be paid to the Officer (or her estate) in a lump sum, together with interest on each suspended payment at the prime rate (as reported in the Wall Street Journal) from the date of suspension to the date of payment.

(b)           Payment or reimbursement of each of the business expense payments or other reimbursements called for by this Agreement with respect to any calendar year shall not affect the amount eligible for payment or reimbursement in any other calendar year, and such payments and reimbursements may not be exchanged for cash or another benefit.

(c)           A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A).

(d)           For purposes of Section 409A, each payment under sections 7, 8 or 9 (and each other severance plan payment) will be treated as a separate payment.

(e)           It is intended that this Agreement comply with the provisions of Section 409A and the regulations and guidance of general applicability issued thereunder so as to not subject the Officer to the payment of additional interest and taxes under Section 409A, and in furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions.

Signature Page Follows

IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and year first above written.

FLUSHING BANK

By: /s/ John R. Buran
___________________________
Name:  John R. Buran
Title:    President & C.E.O.

/s/ Maria A. Grasso
Maria A. Grasso